Exhibit 99.1

RPM Reports Results for Fiscal 2020 First Quarter

•	Successful execution of 2020 MAP to Growth restructuring program drives strong earnings growth despite weak macroeconomic environment

•	Net income increases 52%, diluted EPS up 58% and adjusted diluted EPS up 25%

•	Adjusted EBIT margin increases 260 basis points

•	All four operating segments benefit from restructuring program, each of which generates strong earnings growth, on an adjusted basis, during the quarter

•	Cash flow increases due to operating improvement initiatives

•	Strong earnings leverage anticipated to continue in second quarter with adjusted EBIT expected to be up 20% to 24%

MEDINA, OH – October 2, 2019 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported financial results for its fiscal 2020 first quarter ended August 31, 2019.

First-Quarter Consolidated Results

Fiscal 2020 first-quarter net sales were a record $1.47 billion compared to the $1.46 billion reported a year ago. First-quarter net income was $106.2 million, up 52.2% over the $69.8 million reported in the year-ago period, and diluted earnings per share (EPS) were $0.82, up 57.7% compared to $0.52 in the year-ago quarter. Income before income taxes (IBT) was up 55.4% to $142.8 million compared to $91.9 million reported in the fiscal 2019 first quarter. RPM’s consolidated earnings before interest and taxes (EBIT) were up 45.5% to $165.8 million compared to $113.9 million reported in the fiscal 2019 first quarter.

The first quarter included restructuring-related expenses and other items of $26.8 million during fiscal 2020 and $39.8 million of restructuring-related items in fiscal 2019. Excluding these charges, RPM’s adjusted EBIT was up 25.3% to $192.6 million compared to $153.7 million during the year-ago period. In addition, the company has continued to exclude the impact of all unrealized net gains and losses from marketable equity securities, as well as realized net gains and losses on sales of all marketable securities from adjusted EPS, as their inherent volatility is outside of management’s control and cannot be predicted with any level of certainty. These investments resulted in a net after-tax gain of $2.8 million for the first quarter of fiscal 2020 and were de minimis during the same quarter last year. Excluding the restructuring and other charges, as well as investment gains, adjusted diluted EPS increased 25.0% to $0.95 compared to $0.76 in fiscal 2019.

“We continued to experience the benefits of the plant rationalization, manufacturing improvements and center-led procurement initiatives of our 2020 MAP to Growth operating improvement plan during the quarter. These actions resulted in adjusted EBIT and EPS performance that met our projections despite modest top-line sales growth,” stated RPM chairman and CEO Frank C. Sullivan. “As we anticipated in July, sales growth was modest as a result of an extremely wet June that slowed painting and construction activity in North America and unfavorable foreign exchange. We were encouraged to see our restructuring program drive significant EBIT margin improvement across all of our segments. On a consolidated basis, our adjusted EBIT margin improved 260 basis points.”

RPM Reports Fiscal 2020 First-Quarter Results

October 2, 2019

First-Quarter Segment Sales and Earnings

“As we communicated last quarter, we have realigned the business into four reportable segments from our previous three segments. The new segments are the Construction Products Group, Performance Coatings Group, Consumer Group and Specialty Products Group,” stated Sullivan. “The objectives of this realignment are to position the business for accelerated growth and to provide our investors with greater visibility into the business and better comparability among our peers. Starting with the current quarter of fiscal 2020, we are reporting our results under this four-segment structure and are providing comparable fiscal 2019 financials that have been recast to reflect the effect of this realignment.”

Construction Products Group net sales increased 3.6%, to $536.1 million during the fiscal 2020 first quarter compared to fiscal 2019 first-quarter sales of $517.5 million, reflecting organic growth of 0.7% and acquisitions contributing an additional 4.4%. Foreign currency translation reduced sales by 1.5%. Segment IBT was $82.7 million compared with IBT of $65.0 million a year ago. EBIT was $84.7 million, up 25.8% compared to EBIT of $67.3 million in the fiscal 2019 first quarter. The segment incurred $2.2 million in restructuring-related expenses and other costs during the first quarter of fiscal 2020 and $3.3 million in restructuring-related expenses during the same period of fiscal 2019. Excluding these charges, fiscal 2020 adjusted EBIT increased 23.1% to $86.9 million from adjusted EBIT of $70.6 million reported during the year-ago period.

“The recent acquisitions of Nudura and Schul, as well as last year’s price increases, helped to drive sales growth in the Construction Products Group, despite unfavorable foreign exchange. Impacting our North American businesses were labor shortages and June weather conditions that delayed construction activity. Also contributing to the top line was our basement waterproofing solutions business, as well as a recovery in our Brazilian operation, which generated significant sales growth. The $16.3 million improvement in the segment’s adjusted EBIT was substantially driven by savings from our restructuring program, including management delayering, plant rationalization and improved manufacturing disciplines,” stated Sullivan.

Performance Coatings Group net sales were $297.2 million during the fiscal 2020 first quarter as compared to sales of $296.4 million reported a year ago, reflecting organic growth of 0.4% and acquisitions contributing an additional 1.8%. Foreign currency translation reduced sales by 1.9%. Segment IBT was $28.1 million compared with IBT of $8.3 million reported a year ago. EBIT was $28.2 million, compared to EBIT of $8.4 million in the fiscal 2019 first quarter. The segment reported first-quarter restructuring-related charges of $8.7 million in fiscal 2020 and $19.8 million in fiscal 2019. Adjusted EBIT, which excludes these charges, increased 31.0% to $36.9 million during the first quarter of fiscal 2020 from adjusted EBIT of $28.2 million during the year-ago period.

“Savings from our 2020 MAP to Growth plan provided significant earnings leverage in the Performance Coatings Group, driven by a reduction of our operational footprint and strategic decisions to exit low-margin businesses. In addition, the segment has benefited from executing a reorganization and management delayering as it moves towards a global brand management structure,” stated Sullivan.

Consumer Group sales were $479.3 million during the first quarter of fiscal 2020 compared to sales of $477.4 million reported in the first quarter of fiscal 2019. Organic sales increased 0.1%, while acquisition growth contributed 1.3%. Foreign currency translation reduced sales by 1.0%. Consumer Group IBT

RPM Reports Fiscal 2020 First-Quarter Results

October 2, 2019

was $59.2 million compared with IBT of $51.0 million in the prior-year period. EBIT was up 15.9% to $59.3 million compared to EBIT of $51.1 million in the fiscal 2019 first quarter. The segment incurred restructuring-related expenses of $2.4 million during fiscal 2020 and $0.9 million during fiscal 2019. Excluding these charges, fiscal 2020 first-quarter adjusted EBIT was $61.7 million, an increase of 18.6% over adjusted EBIT of $52.0 million reported during the prior period.

“The Consumer Group’s improvement in EBIT was largely due to a favorable year-over-year comparison resulting from $10 million in costs associated with legal settlements during the first quarter of fiscal 2019. Results in the first quarter were impacted by market share gains in the prior quarter, which led to higher costs from outsourcing production to service this increased demand. In light of market share gains and expectations for continuing growth, we are investing in new equipment, improving production methods and leveraging RPM’s internal manufacturing network to produce products more efficiently and create greater capacity,” stated Sullivan.

The Specialty Products Group reported sales of $160.1 million during the first quarter of fiscal 2020 as compared to sales of $168.7 million in the fiscal 2019 first quarter. Organic sales decreased 4.3% and foreign currency translation reduced sales by 0.8%. Segment IBT was $23.3 million compared with $23.8 million in the prior-year period. EBIT was $23.3 million compared to EBIT of $23.7 million in the fiscal 2019 first quarter. The segment reported first-quarter restructuring-related charges of $5.3 million in fiscal 2020 and $2.7 million in fiscal 2019. Adjusted EBIT, which excludes restructuring-related expenses, was $28.6 million in the fiscal 2020 first quarter, up 8.5% compared to adjusted EBIT of $26.4 million in fiscal 2019.

“The Specialty Products Group experienced sluggish demand in the OEM, manufacturing and international markets it serves, which impacted the top line. However, on the bottom line, adjusted EBIT margins improved by 230 basis points and adjusted EBIT increased by $2.2 million due to good cost discipline, manufacturing yield improvements and restructuring activities from our 2020 MAP to Growth program,” Sullivan stated.

Cash Flow and Financial Position

During the fiscal 2020 first quarter, cash generated from operations was $145.1 million compared to cash used for operations of $7.1 million a year ago. “The increase in cash from operations resulted from improved earnings and margin improvement initiatives, which removed early cash payment discounts, and effectively shifted approximately $100 million in receipts from the fourth quarter of fiscal 2019 to the first quarter of fiscal 2020, which we discussed in our previous earnings release,” stated Sullivan.

Capital expenditures were $36.6 million in the quarter, compared to $28.3 million in the year-ago period. Total debt at August 31, 2019 of $2.60 billion compares to $2.53 billion at May 31, 2019. Total liquidity, including cash and long-term available credit, was $1.20 billion at August 31, 2019, compared to $1.28 billion at May 31, 2019.

“During the quarter we repurchased approximately $100 million of our common shares. This is in addition to the $200 million we repurchased during fiscal 2019. Coupled with the $200 million cash redemption of our convertible notes in November of 2018, we are halfway to our 2020 MAP to Growth objective to repurchase $1.0 billion of stock by May 31, 2021,” stated Sullivan.

RPM Reports Fiscal 2020 First-Quarter Results

October 2, 2019

Business Outlook

“For the second quarter of fiscal 2020, we expect sales to be up 2% to 3% with strong leverage to the bottom line for an estimated 20% to 24% adjusted EBIT growth, resulting in adjusted diluted EPS in the low- to mid-70-cent range.

“Looking ahead to our fiscal 2020 third and fourth quarters, it is important to note the seasonality in our business. Historically, our third quarter provides our most modest results each year because it falls during the winter months of December through February, when painting and construction activity slow due to cold and snowy weather. Our fourth-quarter results are generally stronger as work begins to accelerate on painting and construction projects.

“Based on our results for the first quarter and our expectations for the remainder of the year, we are affirming the full-year fiscal 2020 guidance we provided on July 22, 2019. Revenue growth is anticipated to be on the low end of our previously disclosed range of 2.5% to 4%. Despite the tightening of our revenue growth assumption, we expect to leverage the positive momentum of the 2020 MAP to Growth operating improvement plan to our bottom-line results. Therefore, we are maintaining our projected adjusted EBIT growth in the 20% to 24% range, as previously reported in July. We expect this to result in adjusted diluted EPS between $3.30 and $3.42 for fiscal 2020,” stated Sullivan.

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 800-708-4540 or 847-619-6397 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EDT on October 2, 2019 until 11:59 p.m. EDT on October 9, 2019. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 48992509. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio with hundreds of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, Day-Glo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 15,000 individuals worldwide. Visit www.rpminc.com to learn more.

RPM Reports Fiscal 2020 First-Quarter Results

October 2, 2019

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our fiscal 2020 adjusted EBIT and adjusted earnings per share guidance, because material terms that impact such measures are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measures is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2019, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended
	August 31,
	2019	2018
Net Sales	$1,472,764	$1,459,989
Cost of sales	898,010	910,636

Gross profit	574,754	549,353
Selling, general & administrative expenses	400,566	415,053
Restructuring charges	6,622	20,076
Interest expense	28,317	24,406
Investment (income), net	(5,385)	(2,433)
Other expense, net	1,785	313

Income before income taxes	142,849	91,938
Provision for income taxes	36,353	21,752

Net income	106,496	70,186
Less: Net income attributable to noncontrolling interests	308	422

Net income attributable to RPM International Inc.	$106,188	$69,764

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.82	$0.52

Diluted	$0.82	$0.52

Average shares of common stock outstanding - basic	128,882	131,861

Average shares of common stock outstanding - diluted	129,504	136,430

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended August 31,
	2019	2018
Net Sales:
Construction Products Segment	$536,105	$517,492
Performance Coatings Segment	297,241	296,419
Consumer Products Segment	479,330	477,363
Specialty Products Segment	160,088	168,715

Total	$1,472,764	$1,459,989

Income Before Income Taxes:
Construction Products Segment
Income Before Income Taxes (a)	$82,680	$65,044
Interest (Expense), Net (b)	(2,027)	(2,290)

EBIT (c)	84,707	67,334
2020 MAP to Growth related initiatives (d)	1,652	3,257
Acquisition-related costs (e)	548

Adjusted EBIT	$86,907	$70,591

Performance Coatings Segment
Income Before Income Taxes (a)	$28,057	$8,325
Interest (Expense), Net (b)	(129)	(118)

EBIT (c)	28,186	8,443
2020 MAP to Growth related initiatives (d)	8,737	19,751

Adjusted EBIT	$36,923	$28,194

Consumer Segment
Income Before Income Taxes (a)	$59,158	$50,969
Interest (Expense), Net (b)	(105)	(174)

EBIT (c)	59,263	51,143
2020 MAP to Growth related initiatives (d)	2,433	864

Adjusted EBIT	$61,696	$52,007

Specialty Segment
Income Before Income Taxes (a)	$23,327	$23,816
Interest Income, Net (b)	26	93

EBIT (c)	23,301	23,723
2020 MAP to Growth related initiatives (d)	5,328	2,663

Adjusted EBIT	$28,629	$26,386

Corporate/Other
(Expense) Before Income Taxes (a)	$(50,373)	$(56,216)
Interest (Expense), Net (b)	(20,697)	(19,484)

EBIT (c)	(29,676)	(36,732)
2020 MAP to Growth related initiatives (d)	8,106	13,296

Adjusted EBIT	$(21,570)	$(23,436)

Consolidated
Income Before Income Taxes (a)	$142,849	$91,938
Interest (Expense)	(28,317)	(24,406)
Investment Income, Net	5,385	2,433

EBIT (c)	165,781	113,911
2020 MAP to Growth related initiatives (d)	26,256	39,831
Acquisition-related costs (e)	548

Adjusted EBIT	$192,585	$153,742

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest income (expense), net includes the combination of interest income (expense) and investment income (expense), net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)

Reflects restructuring and other charges, all of which have been incurred in relation to our 2020 Margin Acceleration Plan initiatives, as follows. During fiscal 2020: headcount reductions, closures of facilities and related costs, all of which have been recorded in restructuring expense; inventory-related charges recorded in cost of goods sold that reflect product line and SKU rationalization at our Consumer Segment, as well as inventory write-offs in connection with restructuring activities at our Construction Products and Performance Coatings Segments; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, and implementation costs associated with our ERP consolidation plan, professional fees incurred in connection with our 2020 MAP to Growth, all of which have been recorded in SG&A. During fiscal 2019: headcount reductions, closures of facilities, and accelerated vesting of equity awards in connection with key executives, all of which are included in restructuring expense; inventory-related charges reflecting a true-up of fiscal 2018 inventory write-offs at our Consumer Segment during the first quarter of fiscal 2019, inventory write-offs and disposals at our Construction Products and Performance Coatings Segments, and accelerated depreciation expense related to the shortened useful lives of facilities being prepared for closure; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, implementation costs associated with our ERP consolidation plan, and professional fees incurred in connection with our restructuring plan implementation as well as the negotiation of a cooperation agreement, all of which have been recorded in SG&A.

(e)	Acquisition costs reflect amounts included in gross profit for inventory disposals and step-ups related to fiscal 2020 acquisitions.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended August 31,
	2019	2018
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$0.82	$0.52
2020 MAP to Growth related initiatives (d)	0.15	0.24
Investment returns (f)	(0.02)

Adjusted Earnings per Diluted Share (g)	$0.95	$0.76

(d)

Reflects restructuring and other charges, all of which have been incurred in relation to our 2020 Margin Acceleration Plan initiatives, as follows. During fiscal 2020: headcount reductions, closures of facilities and related costs, all of which have been recorded in restructuring expense; inventory-related charges recorded in cost of goods sold that reflect product line and SKU rationalization at our Consumer Segment, as well as inventory write-offs in connection with restructuring activities at our Construction Products and Performance Coatings Segments; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, and implementation costs associated with our ERP consolidation plan, professional fees incurred in connection with our 2020 MAP to Growth, all of which have been recorded in SG&A. During fiscal 2019: headcount reductions, closures of facilities, and accelerated vesting of equity awards in connection with key executives, all of which are included in restructuring expense; inventory-related charges reflecting a true-up of fiscal 2018 inventory write-offs at our Consumer Segment during the first quarter of fiscal 2019, inventory write-offs and disposals at our Construction Products and Performance Coatings Segments, and accelerated depreciation expense related to the shortened useful lives of facilities being prepared for closure; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, implementation costs associated with our ERP consolidation plan, and professional fees incurred in connection with our restructuring plan implementation as well as the negotiation of a cooperation agreement, all of which have been recorded in SG&A.

(f)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the company’s core business operations.

(g)	Adjusted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	August 31, 2019	August 31, 2018	May 31, 2019
Assets
Current Assets
Cash and cash equivalents	$212,091	$202,183	$223,168
Trade accounts receivable	1,166,444	1,126,184	1,287,098
Allowance for doubtful accounts	(57,185)	(55,558)	(54,748)

Net trade accounts receivable	1,109,259	1,070,626	1,232,350
Inventories	860,518	853,573	841,873
Prepaid expenses and other current assets	234,401	306,333	220,701

Total current assets	2,416,269	2,432,715	2,518,092

Property, Plant and Equipment, at Cost	1,674,713	1,589,312	1,662,859
Allowance for depreciation	(861,697)	(812,253)	(843,648)

Property, plant and equipment, net	813,016	777,059	819,211

Other Assets
Goodwill	1,249,818	1,187,705	1,245,762
Other intangible assets, net of amortization	601,747	585,056	601,082
Operating lease right-of-use assets	257,628	—	—
Deferred income taxes, non-current	36,335	21,953	34,908
Other	221,612	218,904	222,300

Total other assets	2,367,140	2,013,618	2,104,052

Total Assets	$5,596,425	$5,223,392	$5,441,355

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$477,050	$500,913	$556,696
Current portion of long-term debt	582,611	3,376	552,446
Accrued compensation and benefits	119,349	119,037	193,345
Accrued losses	20,142	30,295	19,899
Other accrued liabilities	297,420	224,515	217,019

Total current liabilities	1,496,572	878,136	1,539,405

Long-Term Liabilities
Long-term debt, less current maturities	2,018,185	2,267,159	1,973,462
Operating lease liabilities	215,131	—	—
Other long-term liabilities	407,285	360,074	405,040
Deferred income taxes	113,227	104,644	114,843

Total long-term liabilities	2,753,828	2,731,877	2,493,345

Total liabilities	4,250,400	3,610,013	4,032,750

Commitments and contingencies
Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 129,670; 133,408; 130,995)	1,297	1,334	1,310
Paid-in capital	1,001,081	992,086	994,508
Treasury stock, at cost	(543,650)	(256,899)	(437,290)
Accumulated other comprehensive (loss)	(601,253)	(493,026)	(577,628)
Retained earnings	1,485,917	1,366,952	1,425,052

Total RPM International Inc. stockholders’ equity	1,343,392	1,610,447	1,405,952
Noncontrolling interest	2,633	2,932	2,653

Total equity	1,346,025	1,613,379	1,408,605

Total Liabilities and Stockholders’ Equity	$5,596,425	$5,223,392	$5,441,355

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,
	2019	2018
Cash Flows From Operating Activities:
Net income	$106,496	$70,186
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	35,839	35,540
Restructuring charges, net of payments	611	7,084
Deferred income taxes	(4,580)	(561)
Stock-based compensation expense	6,560	6,668
Other non-cash interest expense		775
Realized/unrealized (gain) loss on sales of marketable securities	(2,854)	6
Other	250	992
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	116,349	32,389
(Increase) in inventory	(22,640)	(27,207)
(Increase) in prepaid expenses and other current and long-term assets	(5,801)	(18,282)
(Decrease) in accounts payable	(63,831)	(88,271)
(Decrease) in accrued compensation and benefits	(73,180)	(56,747)
Increase in accrued losses	404	8,415
Increase in other accrued liabilities	50,588	20,857
Other	928	1,027

Cash Provided By (Used For) Operating Activities	145,139	(7,129)

Cash Flows From Investing Activities:
Capital expenditures	(36,602)	(28,295)
Acquisition of businesses, net of cash acquired	(30,598)	(26,366)
Purchase of marketable securities	(9,996)	(12,695)
Proceeds from sales of marketable securities	2,837	9,758
Other	(97)	(2,881)

Cash (Used For) Investing Activities	(74,456)	(60,479)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	75,718	120,702
Reductions of long-term and short-term debt	(874)	(21,952)
Cash dividends	(45,323)	(42,715)
Repurchases of common stock	(100,000)	(6,994)
Shares of common stock returned for taxes	(6,127)	(13,587)
Payments of acquisition-related contingent consideration	(131)	(3,456)
Other	(295)	(319)

Cash (Used For) Provided By Financing Activities	(77,032)	31,679

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(4,728)	(6,310)

Net Change in Cash and Cash Equivalents	(11,077)	(42,239)
Cash and Cash Equivalents at Beginning of Period	223,168	244,422

Cash and Cash Equivalents at End of Period	$212,091	$202,183